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                                                                    Exhibit 99.3

Court Confirms Global Crossing's Reorganization Plan

     . The U.S. Bankruptcy Court confirms Global Crossing's plan of reorganization.
     .    Global Crossing one step closer to emerging from Chapter 11 in early
          2003

MADISON, N.J. - December 17, 2002 - Global Crossing today announced that the U.S. Bankruptcy Court for the Southern District of New York has confirmed its chapter 11 plan of reorganization. The confirmation is subject to the entry of a formal confirmation order and documentation of the resolution of the last objection.

Today's decision represents another major milestone in the restructuring process that Global Crossing started on January 28, 2002. Having reached an agreement with its creditors, Global Crossing now stands poised to emerge from the chapter 11 process a significantly stronger enterprise.

On August 9, 2002, Global Crossing announced that Hutchison Telecommunications Limited and Singapore Technologies Telemedia Pte. Ltd. had agreed to invest $250 million, for 61.5% ownership position in a newly constituted Global Crossing upon its emergence from chapter 11. The balance of the equity will be issued to Global Crossing's prepetition creditors. Subject to obtaining the approval of the Supreme Court of Bermuda and to satisfying various contractual closing conditions and the receipt of regulatory approvals, Global Crossing expects to emerge from bankruptcy in the first half of 2003.

"Today, Global Crossing's customers, employees and leadership team received a clear vote of confidence in our future," said John Legere, CEO of Global Crossing. "During the past twelve months, we've focused acutely on streamlining Global Crossing's cost structure while delivering outstanding customer service and leading-edge products and services. As we work to secure the remaining regulatory approvals, we'll build on these successes to emerge a strong competitor with an unmatched global IP-based network."

Between January and October 2002, Global Crossing signed 1,663 new and renewal customer contracts, representing an estimated $783 million of revenue over the life of the contracts. Global Crossing's cash position remains secure, with total cash in bank accounts at $683 million as of October 31, 2002. Furthermore, the availability of Global Crossing's global, IP-based network increased to 99.999%, enhancing reliability and resiliency for customers throughout the restructuring.

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Global Crossing's plan of reorganization does not include a capital structure in which existing common or preferred equity would retain any value.

ABOUT GLOBAL CROSSING
Global Crossing provides telecommunications solutions over the world's first integrated global IP-based network, which reaches 27 countries and more than 200 major cities around the globe. Global Crossing serves many of the world's largest corporations, providing a full range of managed data and voice products and services. Global Crossing operates throughout the Americas and Europe, and provides services in Asia through its subsidiary, Asia Global Crossing.

On January 28, 2002, Global Crossing Ltd. and certain of its subsidiaries (excluding Asia Global Crossing and its subsidiaries) commenced Chapter 11 cases in the United States Bankruptcy Court for the Southern District of New York (Bankruptcy Court) and coordinated proceedings in the Supreme Court of Bermuda (Bermuda Court). On the same date, the Bermuda Court granted an order appointing joint provisional liquidators with the power to oversee the continuation and reorganization of the Bermuda-incorporated companies' businesses under the control of their boards of directors and under the supervision of the Bankruptcy Court and the Bermuda Court. Additional Global Crossing subsidiaries commenced Chapter 11 cases on April 23, August 4 and August 30, 2002, with the Bermuda incorporated subsidiaries filing coordinated insolvency proceedings in the Bermuda Court. The administration of all the cases filed subsequent to Global Crossing's initial filing on January 28, 2002 has been consolidated with that of the cases commenced on January 28, 2002. Global Crossing's Plan of Reorganization, which it filed with the Bankruptcy Court on September 16, 2002, does not include a capital structure in which existing common or preferred equity would retain any value.

On November 18, 2002, Asia Global Crossing Ltd.
and its subsidiary, Asia Global Crossing Development Company, commenced Chapter 11 cases in the United States Bankruptcy Court for the Southern District of New York and coordinated proceedings in the Supreme Court of Bermuda. Asia Global Crossing Ltd. is a majority-owned subsidiary of Global Crossing. However, Asia Global Crossing's bankruptcy proceedings are being administered separately and are not being consolidated with Global Crossing's proceedings. Asia Global Crossing has announced that no recovery is expected for Asia Global Crossing's shareholders.

Please visit www.globalcrossing.com or www.asiaglobalcrossing.com for more information about Global Crossing and Asia Global Crossing.

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Statements made in this press release that state Global Crossing's or management's intentions, beliefs, expectations, or predictions for the future

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are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause Global
Crossing's actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include: the impact of Global Crossing's bankruptcy proceedings on sales, customer and employee retention, supplier relationships and operations; the ability to complete systems within currently estimated time frames and budgets; the ability to compete effectively in a rapidly evolving and price competitive marketplace; possible reductions in demand for our products and services due to competition changes in industry conditions; changes in the nature of telecommunications regulation in the United States and other countries; changes in business strategy; the successful integration of acquired businesses; the impact of technological change; and other risks referenced from time to time in Global Crossing's filings with the Securities and Exchange Commission.

CONTACT GLOBAL CROSSING:

Press Contacts

Tisha Kresler
+ 1 973-410-8666
Tisha.Kresler@globalcrossing.com

Mish Desmidt
Europe
+ 44 (0) 7771-668438
Mish.Desmidt@globalcrossing.com

Kendra Langlie
Latin America
+ 1 305-808-5912
Kendra.Langlie@globalcrossing.com

Analysts/Investors Contact

Ken Simril
+1 310-385-3838
investors@globalcrossing.com